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                                                                      EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                     NINE MONTHS
                                                        ENDED                   YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 25,    ----------------------------------------------
                                                        1993          1992      1991      1990      1989      1988
                                                    -------------    ------    ------    ------    ------    ------
                                                                     (DOLLAR AMOUNTS IN MILLIONS)
Net earnings.....................................      $ 1,104       $1,251    $1,125    $1,021    $  859    $  617
Provision for income taxes.......................          573          415       362       350       303       251
Minority interest................................           83           14        (7)        4         9         6
                                                    -------------    ------    ------    ------    ------    ------
Earnings before income taxes and minority
  interest.......................................        1,760        1,680     1,480     1,375     1,171       874
                                                    -------------    ------    ------    ------    ------    ------
Fixed charges:
     Interest and discount.......................        2,547        3,713     4,280     4,334     3,816     2,814
     One-third of rentals........................          104           90        34        33        25        21
                                                    -------------    ------    ------    ------    ------    ------
Total fixed charges..............................        2,651        3,803     4,314     4,367     3,841     2,835
                                                    -------------    ------    ------    ------    ------    ------
Less interest capitalized, net of amortization...            2            6         7        19        11        15
                                                    -------------    ------    ------    ------    ------    ------
Earnings before income taxes and minority
  interest plus fixed charges....................      $ 4,409       $5,477    $5,787    $5,723    $5,001    $3,694
                                                    -------------    ------    ------    ------    ------    ------
                                                    -------------    ------    ------    ------    ------    ------
Ratio of earnings to fixed charges...............         1.66         1.44      1.34      1.31      1.30      1.30
                                                    -------------    ------    ------    ------    ------    ------
                                                    -------------    ------    ------    ------    ------    ------
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